Exhibit (10)(A)

CONSENT OF DECHERT LLP

April 18, 2008

TIAA-CREF Life Separate Account VA-1

730 Third Avenue

New York, NY 10017-3206

Re:	TIAA-CREF Life Separate Account VA-1 (“Separate Account”)

(File Nos. 333-61761 and 811-08963)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 14 to the Separate Account’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP